EXHIBIT   14

                        CHINA DIRECT TRADING CORPORATION

                              a Florida Corporation

                         OTC.BB COMPANY- SYMBOL CHDT.OB

    OFFICER, DIRECTOR, EMPLOYEE AND AGENT ETHICS AND BUSINESS CONDUCT POLICY

I, _____________________, hereby agree and acknowledge that I have read and understood the following personnel policy and I agree to abide by the standards set forth below.

        1.     PURPOSE

        To ensure each China Direct Trading Corporation ("Company") employee and agent has a clear understanding of the ethical principles of business conduct expected from each employee.

        2.     SCOPE

        This policy applies to all employees, officers, directors, agents or representatives of the Company or any of its subsidiaries'.

        3.     RESPONSIBILITY/AUTHORITY

        All employees, officers, directors, agents or representatives of the Company or any of its subsidiaries have the responsibility to abide by this Ethics and Business Conduct Policy.

4. PROCEDURE.

4.1 Each person who is an employee, officer, director, agent or representative of the Company or its subsidiaries has an individual responsibility to deal ethically in all aspects of the Company's business and to comply fully with all laws, regulations, and Company policies. Each individual is expected to assume the responsibility for applying these standards of ethical conduct and for acquainting himself/herself with the various laws, regulations, and Company policies applicable to his or her assigned duties. When in doubt, employees have the responsibility to seek clarification from their line management or the head of Human Resources. Violations of the Company's Ethics and Business Code Policy are grounds for disciplinary action up to and including discharge and possible legal prosecution.

4.2 Honesty and Fairness. As a fundamental standard, Company expects from each of its employees honesty and openness in dealing with others. Employees are expected to accept responsibility for their actions and to communicate information timely and accurately to fellow employees and superiors. Supervisors have a responsibility to set examples of honesty and fairness in their relationships with subordinates, Company stakeholders, customers, etc.


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4.3      Valuing  the  Individual.  Employees,  officers,  directors,  agents or representatives  of the  Company are  expected  to treat  their  fellow
         employees   with  respect.   All  employees  must  be  given  an  equal
         opportunity to succeed regardless of their race, color, sex, sexual orientation, religion, age, national origin, or disability. Harassment or unequal treatment of fellow employees will not be tolerated. The employees who make up the Company's workforce are its greatest strength, and each employee's uniqueness should be treated with tolerance and respect. Each Company supervisor is expected to foster an environment that encourages each employee to develop his or her capabilities to the fullest without interference from discriminatory, unequal or harassing treatment.

4.4 Conflicts of Interest. Employees, officers, directors, agents or representatives of the Company are expected to avoid any outside interests or activities that could be advanced at the expense of Company's interests. Such involvement may divide an employee's loyalty between Company and the outside interest, and create a potential conflict of interest. Employees may not operate directly, or through nominees or designated alternatives such as family members, "side businesses" that compete with, sell to, or buy from Company, etc. Employees should avoid any financial investments in competitors, suppliers or customers, other than investments in public companies, that would affect an employee's objectivity in promoting the Company's interest. Senior executives and board members should contact the Chairman of the Board of Directors regarding any issues relating to possible conflict of interest. Employees should conduct themselves in a manner that avoids even the possible appearance of conflict between their personal interests and those of the Company or any of its subsidiaries.

4.5 Apparent conflicts of interest can easily arise. Any employee who feels that he or she may have a conflict, actual or potential, should report all pertinent details in writing the head of Human Resources. The head of Human Resources will be responsible for determining whether a conflict of interest exists. Your immediate supervisor can tell you the name and location of the head of Human Resources.

4.6 Working With Our Business Partners, Vendors and Suppliers Doing Business With Others All relationships with third parties must comply with company policy and the law. Company will not do business with others who may cause harm to our reputation. For example, Company will avoid doing business with others who intentionally or continually violate federal or state laws. These laws include, for example, local environmental, safety and anti-corruption statutes. We will not use a third party to perform any act prohibited by law or our Ethics and Business Conduct Policy.

4.7 Agents and Consultants Commission rates or fees paid to dealers, distributors, agents, finders or consultants must be reasonable in relation to the value of the product or work that is actually being performed. Company will not pay commissions or fees where there is reason to believe such payments are for the purpose of constituting a bribe or kickback.

4.8 Product Vendors. Product vendors play a vital role in the success of our business. In some cases, the product vendor is highly visible to our customers. It is important to ensure that our vendors preserve and strengthen Company's reputation by acting consistently with our Ethics and Business Conduct Policy. Company prohibits commercial bribes, kickbacks, and other similar payoffs and benefits paid to any vendors. The Company sometimes works with proprietary data of product vendors. No employee shall disclose any vendors' confidential or proprietary information to non-employees, nor shall any Company employee disclose such information to other employees, except on a need-to-know basis.


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4.9      Gifts and  Entertainment.  Company does not seek to gain any  advantage through the improper use of business courtesies or other inducements. Gifts from suppliers, customers or competitors to Company employees may raise the appearance, if not the reality, of dishonest or unfair dealings. It is Company's policy that all business decisions be made impartially and fairly, and not on the basis of gratuities. Therefore, no employee, or any of his or her immediate family, may solicit or accept favors, gifts, loans or other benefits (including services, vacations, holidays, travel, accommodations, and discounts, as well as material goods) from any supplier, customer or competitor. This
         includes   "directed"   share  program   participation   with  vendors,
         suppliers, consultants and customers, whether current or prospective. The only exception to this policy is for casual entertainment or gifts (other than money) of nominal value which are customarily offered to others having a similar relationship with the supplier, customer or competitor, or if specific approval is obtained via a clearance from the head of Human Resources. Company employees should exercise judgment in deciding whether a gift or entertainment is of nominal value (not to exceed $50.00). It is always better to decline in circumstances where there is doubt.

4.10 Gifts, entertainment, or charitable contributions of nominal value, or business courtesies, are occasionally used to create goodwill with Company's customers, suppliers or others. If they go beyond that and make the recipient feel obliged to offer any special consideration to Company they are unacceptable. The Company's policy is to avoid even the appearance of favoritism based on business courtesies. Employees should exercise good judgment and moderation and should offer business courtesies to customers only to the extent that they are in accordance with reasonable practices in the marketplace. On occasions when gift giving or entertainment is widely accepted and customarily practiced, such gratuities may be offered to employees of customers, suppliers or others, provided they are lawful, appropriate, of nominal value and consistent with the recipient Company's policies. Special laws and regulations apply when dealing with government representatives and foreign officials and any employee involved in the government or international business markets is required to become fully acquainted with the relevant restrictions. All gifts, entertainment and charitable contributions, regardless of their nature or value, must be properly recorded on expense report forms or other appropriate accounting document.

4.11 Use of Company Resources. Each employee has a responsibility to use Company resources, including time, materials, equipment and proprietary information, for Company business purposes, and not for personal benefit. Employees are expected to engage only in Company-related activities during normal business hours and should not use such time for conducting personal business. Employees shall not use Company property (such as laboratory, manufacturing equipment, computers, tools, materials, assets and facilities) for other than Company purposes, unless authorized by the President of the Company.

4.12 Inventions and ideas developed as a result of a Company assignment, during Company time, or using Company property belong to Company and should not be otherwise disclosed, used or commercialized by employees. Engineering designs and information relating to Company products may not be used, other than in Company's business, without Company's prior written approval. Employees have a responsibility not to misuse the inventions and ideas of others. Copyright material (including books, articles, computer software programs and tapes) should never be plagiarized.

4.13 Confidential Information/Public Statements/Third Party Information. All employees receive Company's business and technical information and know-how in trust, and are expected to maintain such information in strict confidence and not to disclose or use it other than in the Company's business and for the Company's benefit. This information includes, for example, names of customers and suppliers, manufacturing processes and equipment, employee lists, facilities layout, engineering drawings, business plans, unpublished financial and marketing information, contract terms, and all documents and data that relate to such items. The President must approve in advance any public statements regarding the performance or affairs of
                Company (except the normal material given to suppliers or customers). Any inquiries from the press should be referred to the President. Any information that is made available to any employee from an internal system that would be expected, in the ordinary course of business, to be maintained in a confidential manner, shall be kept confidential. Such information includes, but is not limited to, business records, business data, personal and financial information such as social security numbers or bank records and information that could result in the identification of an individual in an otherwise blind study. In addition, no attempt should be made to obtain trade secret, proprietary or other confidential information concerning competitors from candidates or newly hired employees. This
                Section 4.13 also applies to the confidential information of Company customers.

4.14 Payments to Suppliers and Third Parties/Foreign Corrupt Practices Act (FCPA). Company will not directly or indirectly engage in any activity that could have the effect of promoting illegal boycotts or restrictive international trade practices fostered by foreign countries against potential or actual customers. Employees should immediately seek advice from the President or head of Human Resources if such a request is received which seemingly seeks the Company's involvement in such a restrictive trade practice. Payments to suppliers and third parties, including consultants, agents, and representatives, shall be made only for services or products properly provided to the Company. No Company employee shall make or arrange any direct or indirect payment in the nature of a bribe or kickback to secure or maintain business, or for any other purpose, to the personnel of any government agency, customer, supplier or competitor. In order to avoid even the appearance of improper payments, no payments are to be made by the Company in cash, other than approved cash payrolls and documented petty cash disbursements. No corporate checks are to be written to "cash," "bearer" or third-party designees of the person entitled to payment. Cash payments may never be made to employees of competitors, suppliers, customers or government agencies. Such payments create the potential for favoritism by such employees based on other-than-competitive factors. The practice of making "facilitating payments" in foreign countries may not be illegal in certain circumstances (e.g., small payments made to minor functionaries who, unless compensated, would delay or refuse to perform administrative functions to which Company is clearly entitled). To the extent that such payments are legal and considered necessary, they may be made only in those countries where they are a recognized and open practice, and only following approval by the President. Any such facilitating payment must be properly recorded and accounted for and reported annually so that Company may comply with all tax and other applicable laws.

4.15 Antitrust/Competition. Company policy is to comply fully with all antitrust, competition and trade regulation laws and use only ethical and proper methods to market the Company's products. All Company customers shall be treated fairly and evenhandedly. No preferential trade terms or other treatment will be extended to any customer in violation of any law. To avoid even the appearance of improper actions, Company absolutely prohibits consultations with competitors regarding prices, customers or territories. All continuing relationships with agents, distributors, consultants and other representatives must be put in writing and in a form approved by the President. Commissions and other payments must be adequately documented and reported to government authorities as required. Company will fully comply with all valid restrictions on the receipt or use of privileged or proprietary information of others. All employees, consultants, agents or other representatives must strictly avoid seeking or receiving any competitor's information from any source in violation of any law or other restriction.

4.16 Employees must avoid making disparaging comments relating to Company's competitors and are expected to deal only in facts. These limitations apply to all phases of Company's actual or potential competition with third parties, including bid and proposal activity, marketing, research and development, and engineering work.

4.17 Compliance With All Laws in All Jurisdictions. It is the policy of Company to comply with all applicable laws in every location where Company does business. When the Company's internal policies are more stringent than local laws, Company's policy will be observed and followed.

4.18 Accurate Books and Records. Company's business integrity is reflected in a tangible way in its books and records. All employees are strictly responsible for ensuring the accuracy and reliability of the Company's accounts. Fictitious, improper, deceptive, undisclosed or unrecorded funds, assets, or liabilities are serious ethical violations. The Company has established accounting control standards and procedures. It is the policy of the Company that all books and records conform to generally accepted accounting principles in each of the respective countries in which Company may do business and to all applicable laws and regulations. All transactions must be accurately documented and accounted for in the books and records of the Company. All entries must contain appropriate descriptions of the underlying transactions sufficient to withstand appropriate audit and no false, inaccurate or deceptive entries shall be made. No employee shall enter into any transaction that is other than as described in supporting documentation. Furthermore, no employee shall participate in obtaining or creating false invoices or other misleading documentation, or inventing or using fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose. Company will not maintain or use any anonymous ("numbered") bank account or other account that does not identify ownership by the Company.

4.19 Government Procurement Regulations. All Company business conducted with government customers or pursuant to government contracts must comply with proper procedures, systems, and controls are in place to provide full compliance with the applicable procurement regulations. Any questions regarding compliance with government procurement regulations or contract requirements should be directed to the President.

4.20 Ensuring Compliance--Violations of Ethics and Business Code Policy May Be Grounds for Immediate Dismissal. Employees are expected to question any practice or conduct which conflicts with, or appears to conflict with, Company ethical standards until such questions are satisfactorily resolved. If necessary, an employee should seek clarification or interpretation of these standards from his or her supervisor, or from the head of Human Resources. Employees must understand that possessing knowledge of these types of issues and failing to report the information is in violation of this Ethics and Business Code Policy. If such a violation occurs, the employee will be subject to disciplinary action Ethics and Business Code Policy of Ethical Conduct, laws, and regulations should be reported. Employees may also be required to assist in any investigation concerning such reports.

By signing below, I hereby acknowledge that I have received, read and understand the above policies. I also agree that the above is not an employment agreement, a quasi-contract of employment or a guarantee or promise of employment for any period or of ongoing employment. The consideration for these policies is the compensation for services rendered to the Company, which compensation includes fair and adequate consideration for my compliance with the above policies. I agree not to assert in any legal, arbitration, administrative or other proceeding that the above policies are not an employment agreement, a quasi-contract of employment or a guarantee or promise of employment for any period or of ongoing employment.


RECEIVED, READ AND ACCEPTED BY:

Employee Signature:_________________________________________________

Date:_________________________________________

Employee Name and Job Title:_____________________________________________


Witness Signature:_________________________________________________

Witnessed by:___________________________________________

Date:_________________________